EXHIBIT 10.1
PURCHASE AGREEMENT
BY AND BETWEEN
JOHN B. SANFILIPPO & SON, INC.
AND
ORCHARD VALLEY HARVEST, INC.
DATED AS OF MAY 5, 2010

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INDEX OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Estimated Net Working Capital Statement (including agreed aggregate Inventory amounts and values)
Exhibit C	Form of Earn-Out Calculation
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Assignment and Assumption Agreement — Lease
INDEX OF SCHEDULES

Schedule 1.1(a)	—	Indebtedness Exclusions
Schedule 2.1(a)	—	Acquired Tangible Personal Property, Owned or Leased
Schedule 2.1(c)	—	Acquired Contracts
Schedule 2.1(d)	—	Acquired Permits
Schedule 2.2(d)	—	Excluded Contracts and Licenses
Schedule 2.2(l)	—	Excluded Assets
Schedule 2.3(e)	—	Certain Assumed Liabilities
Schedule 2.9(a)(i)	—	Purchaser’s Produce Customers
Schedule 2.9(a)(ii)	—	Seller’s Net Sales Statement
Schedule 2.9(g)	—	Projected EBITDA
Schedule 5.1(a)	—	Organization
Schedule 5.3	—	Seller’s Conflicts
Schedule 5.5	—	Financial Statements
Schedule 5.7	—	Certain Developments
Schedule 5.8(b)	—	Leased Real Property
Schedule 5.8(c)	—	Purchase and Lease Options on Real Property
Schedule 5.8(d)	—	Real Property Due Diligence
Schedule 5.9	—	Proprietary Rights
Schedule 5.10	—	Assets; No Liens
Schedule 5.11	—	Taxes
Schedule 5.12(a)	—	Contracts and Commitments
Schedule 5.12(b)	—	Termination of Contracts
Schedule 5.13	—	Litigation; Proceedings
Schedule 5.14	—	Brokerage
Schedule 5.15(a)	—	Labor and Employment Matters
Schedule 5.15(b)	—	Employee Information
Schedule 5.16(a)	—	Plans
Schedule 5.16(c)	—	Multiemployer Plans
Schedule 5.18	—	Affiliate Transactions
Schedule 5.19	—	Governmental Licenses
Schedule 5.20	—	Compliance with Laws
Schedule 5.21	—	Locations
Schedule 5.22	—	Environmental Matters
Schedule 5.23(a)	—	Top Ten Customers
Schedule 5.23(c)	—	Top Ten Suppliers
Schedule 5.24	—	Product Warranties; Warranty Claims
Schedule 5.25	—	Receivables and Notes Receivable
Schedule 5.26	—	Accounts and Notes Payable
Schedule 5.27	—	Inventories
Schedule 9.5	—	Employee Matters

PURCHASE AGREEMENT
          THIS PURCHASE AGREEMENT, dated as of May 5, 2010, is made by and among John B. Sanfilippo & Son, Inc., a Delaware corporation (the “Purchaser”), and Orchard Valley Harvest, Inc., a California corporation (the “Seller”). The Seller and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein are defined in Article I below.
R E C I T A L S:
          Seller is a processor and supplier of a wide array of nuts and dried fruits and related products (the “Business”).
          Purchaser desires to purchase from Seller, and Seller desires to sell to the Purchaser, certain assets owned by Seller and used in the Business, and in connection therewith, Purchaser shall assume certain obligations of Seller and shall enter into employment and/or consulting agreements with certain shareholders of Seller, all upon the terms and subject to the conditions contained herein, it being the intention of the Purchaser to employ the assets purchased from Seller in conjunction with its own business and not as a successor to, or a continuation of, Seller.
          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby covenant and agree as follows:
ARTICLE I — DEFINITIONS
          Section 1.1 Definitions. When used in this Agreement, the following terms have the meanings set forth below:
          “Acquired Business” means the Business acquired under this Agreement, including the Acquired Assets and the Assumed Liabilities.
          “Affiliate” means, with respect to any Person, (a) any director, officer, manager, managing member or general partner of such Person, (b) a spouse, parent, sibling or descendant of such Person and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.
          “Agreement” means this Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

          “Applicable Law” means any applicable decree, injunction, judgment, law, order, ordinance, regulation, rule, statute, or writ of any federal, state, local, or foreign governmental entity (or any agency, department, or political subdivision of any governmental entity).
          “Assumed Net Working Capital” means $10,000,000.
          “Business Day” means any day other than Saturday, Sunday or any federal holiday.
          “Capital Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership interests (whether general or limited) or limited liability company membership interests, and (d) in any case, any conversion, exchange or other right to acquire any of the foregoing.
          “Claim” means any claim, demand, assessment, action, suit, proceeding, formal investigation, cause of action, litigation, judgment, order or decree.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, purchase order, plan or other legally binding arrangement or undertaking of any nature.
          “Current Receivables” means all accounts receivable of Seller, which arose in the Ordinary Course of Business, which, as of the Closing Date, are less than 90 days old and are not required to be set forth on Schedule 5.25.
          “Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, and all judicial and administrative orders and determinations concerning public health and safety, worker health and safety and pollution or protection of the environment, including without limitation all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.
          “Escrow Agent” means U.S. Bank.
          “Escrow Agreement” means that certain Escrow Agreement, by and among the Purchaser, the Seller and the Escrow Agent to be entered into in connection with the Closing, substantially in the form of Exhibit A attached hereto.
          “Estimated NWC Statement” means a statement calculating the estimated Net Working Capital as of the close of business on the day immediately preceding the Closing Date, as estimated in good faith by the Seller and the Purchaser, prepared in accordance with GAAP in the same manner and on a consistent basis with the preparation of the Latest Balance Sheet (including the same accounting methods, policies, practices and procedures with consistent classifications, judgments, valuation and estimation methods, including with regard to the individual line items and the determination of allowances and reserves); it being understood that Seller and the Purchaser may, for purposes of the Estimated NWC Statement, agree to use the amount of aggregate Inventory as of a date which is between the date of this Agreement and the Closing Date for purposes of such estimation, in which case the amount of aggregate Inventory on the NWC Statement shall be the amounts shown on the Estimated NWC Statement appropriately adjusted for subsequent shipments of Inventory as reflected on Seller’s books and records (with a copy of the relevant portions thereof to be attached to the NWC Statement); and the per unit values for such aggregate Inventory shall be the lower of cost or market method.
          “Estimated Net Working Capital” means the Net Working Capital set forth in the Estimated NWC Statement.
          “Fiscal 2009” shall mean Seller’s fiscal year ended December 31, 2009.
          “Fiscal 2010” shall mean Purchaser’s four consecutive fiscal quarters ending on December 24, 2010.
          “Fiscal 2011” shall mean Purchaser’s four consecutive fiscal quarters ending on December 23, 2011.
          “GAAP” means generally accepted accounting principles of the United States.
          “Hazardous Substances” means any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation, in each case, defined, listed or regulated as hazardous or toxic under an Environmental and Safety Requirement.
          “Indebtedness” means (a) all funded indebtedness for borrowed money (expressly excluding trade payables and accrued expenses constituting current liabilities), (b) all obligations for the deferred purchase price of property or assets, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments and (d) all guarantees of any such obligations of any other Person. Indebtedness shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith. Notwithstanding the foregoing, Indebtedness shall not include any item identified on Schedule 1.1(a).
          “Independent Accountant” means Grant Thornton, LLP provided that if such accounting firm is unable or unwilling to serve as the Independent Accountant, then the Purchaser and the Seller shall attempt to agree on a successor Independent Accountant which shall be a nationally recognized firm of independent public accountants. If the Purchaser and the Seller are unable to mutually agree upon such a firm, then the American Arbitration Association or any successor thereto shall select a firm of nationally recognized independent public accountants that shall have no conflict of interest with respect to any Party to serve as the Independent Accountant.
          “Indemnified Persons” means the Purchaser Indemnified Persons or the Seller Indemnified Persons, as the case may be.
          “Indemnifying Person” means the Purchaser, in the case of any Seller Indemnification Event or Shareholder Indemnification Event, or the Seller, in the case of any Purchaser Indemnification Event, as the case may be.
          “IRS” means the Internal Revenue Service.
          “Knowledge of the Purchaser” and terms of similar import mean (i) the actual knowledge of Jeffrey T. Sanfilippo, Michael J. Valentine, Robert J. Sarlls, and Frank S. Pellegrino, and (ii) that knowledge which should have been acquired by such individual after making due inquiry of employees of Purchaser who report directly to such individual.
          “Knowledge of Seller” and terms of similar import mean (i) the actual knowledge of any of Stephen J. Kerr, John Potter, James Graham, or John Sniffen and (ii) that knowledge which should have been acquired by either Stephen J. Kerr, John Potter, James Graham or John Sniffen after making due inquiry of employees of Seller who report directly to such individual.
          “Leased Real Property” means the approximate 100,000 square foot property located at 736 Mariposa Road, Modesto, California, that is leased from the Cranbrook Realty Investment Fund, LP all as more particularly described and set forth in the Real Property Lease.
          “Licenses” means all permits, licenses, franchises, certificates, approvals, and other authorizations issued by foreign, federal, state, or local governments or other similar rights.
          “Liens” means any mortgage, pledge, security interest, encumbrance, lien (including any lien for Taxes other than Taxes not yet due and payable (or Taxes being contested in good faith by appropriate proceedings reserved for in accordance with GAAP)), or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against Seller, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to Seller under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

          “Loss” means, with respect to any Person, any liability, cost, damage, diminution in value, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person but only to the extent relating to a claim for which indemnification is required to be made hereunder. “Losses” shall not include punitive damages unless actually paid to a third party in respect of a claim for which indemnification is required to be made hereunder.
          “Material Adverse Effect” means any material adverse effect on the business, assets, condition (financial or otherwise), operations, operating results, or liabilities of the Seller, excluding alone or in combination, any adverse effect resulting from or arising out of (A) the announcement of the execution of this Agreement or the pendency of the transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of Seller with its employees, customers, partners or suppliers), (B) general economic conditions to the extent that such conditions do not disproportionately affect Seller, taken as a whole, as compared to other companies participating in the same industry as Seller, (C) general conditions in the industry in which Seller operates to the extent that such conditions do not disproportionately affect Seller as compared to other companies participating in the same industry as Seller, (D) any changes (after the date hereof) in GAAP or Applicable Law to the extent that such changes do not disproportionately affect Seller as compared to other companies participating in the same industry as Seller, (E) any failure of Seller to meet internal estimates or projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred), or (F) any action or failure to act required to be taken by a Party pursuant to the terms of this Agreement.
          “Net Working Capital” has the meaning set forth in Section 2.7(b).
          “Non-Current Receivables” means all accounts receivable of Seller which, as of the Closing Date, are 90 or more days old and reserved for on Seller’s Financial Statements or are required to be set forth on Schedule 5.25.
          “Ordinary Course of Business” will be deemed from an action taken by a Person only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations on an arm’s length basis of such Person; and (b) such action is similar in nature and magnitude to other actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations on an arm’s length basis of such Person.
          “Permitted Liens” means (a) zoning, entitlement, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel which are not violated by the current use and operation thereof; (b) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising in the Ordinary Course of Business for amounts not yet due or which are being contested in good faith, in either event that have been disclosed in writing by Seller to Purchaser and which are set forth on a schedule hereto; and (c) protective filings made regarding operating leases.
          “Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, or a government or other department or agency thereof, or any other entity.
          “Proprietary Rights” means any and all of the following in any jurisdiction throughout the world (a) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof, (b) Seller’s name, brands, and all trademarks, service marks, trade dress, trade names, logos, corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (c) Internet domain names, (d) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (e) mask works and registrations and applications for registration thereof, (f) computer software (including, without limitation, source code and executable code), data, databases, and documentation thereof, (g) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, if any, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), and (h) other intellectual property rights.
          “Purchaser Indemnified Persons” means and includes the Purchaser and its officers, directors, stockholders, members, employees, agents, Affiliates, successors and assigns.
          “Real Property Lease” means that certain Standard Industrial/Commercial Multi-Tenant-Gross Lease dated as of January 26, 2005, between Cranbrook Realty Investment Fund, LP, as lessor, and Seller and John Potter Specialty Foods, Inc., collectively as lessee, covering the Leased Real Property, as amended by First Amendment to Lease dated July 8, 2005.
          “Receivables” means the Current Receivables and the Non-Current Receivables.
          “Seller Indemnified Persons” means and includes the Seller and its officers, directors, shareholders, members, employees, agents, Affiliates, successors and assigns.
          “Seller Proprietary Rights” means Proprietary Rights owned by the Seller.

          “Tax” or “Taxes” means any federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, and any deficiencies, penalties, additions to tax, and interest attributable thereto.
          “Tax Return” means returns, declarations, reports, claims for refund or information returns (including any related or supporting schedules, statements, or information) filed or required to be filed with a governmental authority in connection with the determination, assessment or collection of Taxes of any Party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.
          “Transaction Documents” means this Agreement and the Escrow Agreement.
          “Treasury Regulations” means the United States Treasury Regulations promulgated pursuant to the Code.
          “WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109 and related regulations, as amended.
ARTICLE II — PURCHASE AND SALE
          Section 2.1 Agreement to Purchase and Sell. On the basis of the representations, warranties, covenants, and agreements herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing, the Purchaser shall purchase and accept from Seller, and Seller shall sell and transfer to the Purchaser, all right, title and interest of Seller in and to all of the assets of Seller, other than the Excluded Assets (defined below), wherever located (each and all of the foregoing items, the “Acquired Assets”), including the following:
     (a) all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, owned, leased, licensed, used or held for use or license by or on behalf of Seller in the operation of its Business, including:
     (i) All tangible personal property owned or leased that is used or licensed, intended to be used, licensed or sold, or held for use, license or sale, including, without limitation, all machinery, equipment, tools, replacement and spare parts and supplies, vehicles, computers, software, servers, furniture, appliances, the name “Orchard Valley Harvest” and all abbreviations thereof, fixtures and all other personal property, whether such tangible personal property is then held, is in transit or is in the possession of a subcontractor, licensee, consignee, agent or other person, including the assets described on Schedule 2.1(a);
     (ii) The leasehold estate pursuant to the Real Property Lease; and
     (iii) All inventories, including raw materials, work in progress and finished goods (collectively, the “Inventory”);
     (b) All of the Seller Proprietary Rights;
     (c) Each customer and customer relationship to the extent pertaining to the Business, and Contract to which Seller is a party or otherwise subject or bound, or by which any property or right of Seller is bound, including each Contract that is listed on Schedule 2.1(c) but excluding any Contract that is listed on Schedule 2.2(d) (collectively, the “Acquired Contracts”);
     (d) To the extent transferable, all Licenses used or useful in connection with the operation of Seller’s Business and any and all pending applications relating to any such Licenses, including each License listed on Schedule 2.1(d) but excluding any License that is listed on Schedule 2.2(d) (collectively, the “Acquired Permits”);
     (e) Other than as described in Section 2.2(e), all business and financial records, books and ledgers, files, plans, documents, correspondence, lists (including all customer, distributor, supplier and mailing lists), drawings, notebooks, specifications, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance and service records, whether written or electronically stored or however otherwise recorded, maintained or stored (including in each case all copies thereof and all rights in and to the information contained therein) pertaining to Seller’s Business, the Acquired Assets or the Assumed Liabilities;
     (f) All deposits, prepayments, refunds, or pre-paid costs, fees, premiums and expenses;
     (g) All rights of Seller to and in respect of any telephone and facsimile numbers used in its Business; and
     (h) All Current Receivables of Seller.
Notwithstanding anything to the contrary in this Section 2.1, none of the foregoing property or assets described in this Section 2.1 shall include any Excluded Assets.
          Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, there shall be excluded from the Acquired Assets and there shall be retained by Seller, all right, title and interest of Seller in and to the following (collectively, the “Excluded Assets”):

     (a) All rights of Seller under this Agreement or any other agreement entered into pursuant hereto;
     (b) Any leased assets included within the definition of Acquired Assets if the Purchaser does not assume a lease obligation of Seller with respect to such assets; provided, however, that Purchaser shall assume Seller’s obligations under the Real Property Lease;
     (c) Each employee benefit plan and the assets thereof;
     (d) All rights of Seller under any Contract or License listed on Schedule 2.2(d);
     (e) All corporate seals, minute books, charter documents, corporate stock record books, registers of other Capital Interests, originals of tax and financial records (copies of which will be delivered to the Purchaser), employee records, and such other books and records as pertain only to the organization, existence or share capitalization of Seller;
     (f) All Non-Current Receivables;
     (g) All losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes;
     (h) All cash and cash equivalents;
     (i) All insurance policies;
     (j) All claims and rights of recovery to extent arising from or related to the period prior to Closing or to the extent related to any Retained Liability;
     (k) All bank accounts; and
     (l) All assets of Seller identified on Schedule 2.2(l).
          Section 2.3 Assumption of Assumed Liabilities. On the terms and subject to the conditions set forth herein, effective as of the Closing Date, the Purchaser shall assume and thereafter will pay, perform and discharge in accordance with their respective terms, as and when due, the following (collectively, the “Assumed Liabilities”):
     (a) All obligations under the Acquired Contracts and Acquired Permits arising on or after the Closing that are to be performed on or after the Closing, including any breach thereof by Purchaser on or after the Closing Date;
     (b) All liability related to Taxes of the Acquired Business for any period from and after the Closing Date;

     (c) All accounts payable and accrued expenses incurred in the Ordinary Course of Business;
     (d) All liabilities reflected on or reserved against or otherwise provided for in the Financial Statements and which have been factored into the calculation of Estimated Net Working Capital as of Closing; and
     (e) All obligations of Seller identified on Schedule 2.3(e).
          Section 2.4 Liabilities Not Assumed; Liabilities Retained by Seller. Purchaser will not assume or perform, and Seller hereby agrees to retain, pay, perform and discharge in accordance with their respective terms, as and when due, any and all liabilities or obligations of Seller that are not Assumed Liabilities, of whatever kind or nature (collectively, the “Retained Liabilities”), including, without limitation:
     (a) Any liability or obligation, of whatever kind or nature, arising or relating to the period prior to the Closing and relating to the operation of Seller’s Business or the ownership of the Acquired Assets that is not an Assumed Liability;
     (b) All obligations of Seller under Acquired Permits and Acquired Contracts arising prior to the Closing Date that are to be fully performed thereunder prior to the Closing Date, including any breach thereof by Seller prior to the Closing Date;
     (c) Any liability or obligation of Seller under the Transaction Documents and any agreement entered into pursuant hereto, including any expenses incurred in connection therewith;
     (d) Except as otherwise provided in this Agreement, any liability or obligation for any Taxes of Seller, including Taxes of Seller resulting from the contemplated transaction;
     (e) Any liability or obligation arising under or relating to (i) any current or former employee benefit plan, program, arrangement or agreement with respect to which Seller or any ERISA Affiliate is or was a party or with respect to which Seller has or could have any obligation (whether primary or secondary) and (ii) any of the Seller’s employees, former employees or other service providers;
     (f) Any liability or obligation of Seller arising out of or related to the Excluded Assets or to any previously discontinued or divested operations or assets of Seller, including environmental matters related thereto;
     (g) Any liability or obligation of Seller arising out of or related to the violation by Seller of any Applicable Law on or prior to the Closing Date;
     (h) Any liability or obligation of Seller arising out of or related to any suit, order, judgment or decree, action, proceedings or investigation against it,

relating to periods on or prior to the Closing Date, whether or not disclosed on Schedule 5.13;
     (i) All claims, liabilities and obligations relating to the matters set forth on Schedule 2.2(l); and
     (j) Any liability related to amounts due to the shareholders of Seller (each a “Shareholder” and collectively, the “Shareholders”) for compensation, bonus, distributions, consulting fees or loans payable by Seller.
          Section 2.5 Purchase Price. The aggregate consideration (the “Purchase Price”) to be paid by the Purchaser to the Seller in respect of the purchase and sale of the Acquired Assets hereunder shall be the sum of: (a) $29,500,000 in cash, plus the amount (if any) by which the Estimated Net Working Capital is greater than Assumed Net Working Capital or minus the amount (if any) by which the Estimated Net Working Capital is less than Assumed Net Working Capital (the “Closing Payment”); (b) Purchaser’s assumption of the Assumed Liabilities; (c) plus or minus the Adjustment Amount (as defined in Section 2.8); (d) plus the Earn Out Payments (as described in Section 2.9), if any; and (e) plus any amount payable under Section 2.10 hereof.
          Section 2.6 Closing Transactions.
     (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stahl Cowen Crowley Addis LLC, 55 W. Monroe St., 12th Floor, Chicago, Illinois 60603, commencing at 10:00 a.m. on the second Business Day following the satisfaction or waiver of the conditions set forth in Article III (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Seller. The date on which the Closing occurs is referred to as the “Closing Date.”
     (b) At the Closing:
     (i) Seller shall deliver to the Purchaser, free and clear of any Liens other than Permitted Liens, title to the Acquired Assets, and the Purchaser shall assume the Assumed Liabilities;
     (ii) the Purchaser shall deliver to the Seller the Closing Payment minus (A) the Escrow Amount, minus (B) the Aggregate Payoff Amount (defined below), by wire transfer of immediately available funds to such bank account of the Seller as the Sellers shall designate in writing;
     (iii) the Purchaser shall deliver to the Escrow Agent $5,500,000 of the Purchase Price (the “Escrow Amount”) in cash by wire transfer of immediately available funds to the account (the “Escrow Account”) designated by the Escrow Agent, to be held and disbursed in accordance with the Escrow Agreement;

     (iv) at the direction of the Seller, the Purchaser shall deliver to the applicable bank, financial institution or other third party to whom Seller owes any Indebtedness the amounts indicated in the Payoff Letters, which shall be as of the Closing Date, to fully satisfy such Indebtedness and to cause a full release of any Liens securing such Indebtedness (with respect to each Payoff Letter, the “Payoff Amount”). The sum of all Payoff Amounts as of the Closing Date shall be referred to herein as the “Aggregate Payoff Amount”; and
     (v) each Party shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article III.
          Section 2.7 Statement of Net Working Capital and Review Procedures.
     (a) As soon as practicable, but in no event later than 60 days after the Closing Date, the Seller shall prepare and deliver, or cause to be prepared and delivered, to Purchaser a statement calculating the Net Working Capital as of the close of business on the day immediately preceding the Closing Date (the “NWC Statement”). The NWC Statement shall be prepared in accordance with GAAP in the same manner and on a consistent basis with the preparation of the Latest Balance Sheet (including the same accounting methods, policies, practices and procedures with consistent classifications, judgments, valuation and estimation methods, including with regard to the individual line items and the determination of allowances and reserves).
     (b) For the purposes of this Agreement, “Net Working Capital” shall mean the net working capital of Seller as of 12:00 a.m. Pacific Time on the Closing Date, consisting of the excess of current assets over current liabilities included in the Acquired Assets and Assumed Liabilities respectively, taken as a whole, prepared in accordance with GAAP in the same manner and on a consistent basis with the preparation of the Latest Balance Sheet (including the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments and valuation and estimation methodologies, including with regard to the individual line items and the determination of allowances and reserves) and Exhibit B hereto. Notwithstanding the foregoing, in calculating Net Working Capital, Seller’s current liabilities shall not include any portion of the Seller’s Promissory Note payable to Wells Fargo Equipment Finance Inc., dated March 29, 2009.
     (c) Upon receipt of the NWC Statement, the Purchaser shall have 15 days (the “Review Period”) to review such statement and related computations of Net Working Capital. During the Review Period, the Parties shall grant one another reasonable access at all reasonable times to their financial records (as they relate to the Acquired Business), and the personnel of, and work papers prepared by or for, Seller’s accountants, and all information necessary to prepare the NWC

Statement, including such historical financial information relating to the Seller as the Purchaser shall reasonably request in order to permit the timely review of the NWC Statement (and related computation of Net Working Capital), and to prepare any Statement of Objections.
     (d) On or prior to the last day of the Review Period, the Purchaser may object to the NWC Statement and the computation of Net Working Capital, by delivering to the Seller a written statement from the Purchaser setting forth in reasonable detail the Purchaser’s objections thereto (the “Statement of Objections”). If the Purchaser fails to deliver a Statement of Objections in accordance with this Section 2.3(d) within the Review Period, (i) the NWC Statement (and related computation of Net Working Capital) shall be deemed to have been accepted by the Purchaser and shall be final and binding on the Parties, and (ii) such computations of Net Working Capital shall be used in computing the Adjustment Amount. If the Purchaser delivers the Statement of Objections to the Seller within the Review Period, the Purchaser and the Seller shall negotiate in good faith to resolve such objections, and any objections that are resolved by a written agreement between the Purchaser and the Seller shall be final and binding on the Parties.
     (e) If the Seller and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections, then the matters still in dispute shall, not later than ten Business Days after the delivery of the Statement of Objections (or, if earlier, the date on which either the Seller or the Purchaser affirmatively terminate discussions in writing with respect to the Statement of Objections) be submitted for resolution to the Independent Accountant who, acting as an arbitrator as described in Section 2.7(f) hereof, shall resolve the matters still in dispute and adjust the NWC Statement and Net Working Capital to reflect such resolution. The Independent Accountant shall make a determination in writing as soon as practicable and in any event within 30 days (or such other time as the Purchaser and the Seller shall agree in writing) after its engagement.
     (f) In resolving a disputed item, the Independent Accountant may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, in each case as presented to the Independent Accountant. Within 15 days after the engagement of the Independent Accountant, the Purchaser and the Seller shall present their respective positions with respect to the items set forth in the Statement of Objections in the form of a written binder of supporting materials (the “Supporting Binder”) and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, that, at the Independent Accountant’s request, or as mutually agreed by the Purchaser and the Seller, the Purchaser and the Seller may meet with the Independent Accountant so long as representatives of both the Purchaser and the Seller are present. The Supporting Binder shall set forth the arguments supporting a Party’s position, along with such supporting materials and other information (including facts and figures) as such Party shall desire. The Independent Accountant’s decision with respect to the matters in dispute shall be final and binding on the Parties and either Party may seek to enforce such decision in a court of competent jurisdiction.
     (g) The fees and expenses of the Independent Accountant shall be borne equally by the Purchaser, on the one hand, and the Seller, on the other hand.
     (h) The Purchaser and the Seller shall each make readily available to the Independent Accountant all relevant work papers and books and records relating to the Acquired Business, the NWC Statement and the computation of Net Working Capital as are requested by the Independent Accountant and shall use commercially reasonable efforts to cooperate with the Independent Accountant in resolving any disputed matters.
     (i) Notwithstanding any provision in this Section 2.7 to the contrary, the following principles shall be applied when determining Net Working Capital and in preparation of both the Estimated NWC Statement and the NWC Statement:
     (i) all outstanding, uncollectible or uncollected checks as of 12:00 a.m. Pacific Time on the Closing Date shall not be included as accounts payable or included in Assumed Liabilities;
     (ii) checks that are received by Seller up to 12:00 a.m. Pacific Time on the Closing Date, shall belong to Seller and shall not be included as an Acquired Asset or be part of Working Capital;
     (iii) checks for accounts receivable that are received by Seller or Purchaser at 12:01 a.m. or later on the date of Closing (other than checks to be applied to Non-Current Receivables) shall belong to Purchaser and shall be included as an Acquired Asset and be part of Working Capital; and
     (iv) any cash or cash equivalent that is distributed by Seller to its shareholders or other parties shall not be part of Working Capital.
          Section 2.8 Purchase Price Adjustment.
     (a) The “Adjustment Amount” shall be the positive or negative amount equal to the difference between (i) Net Working Capital as finally determined in accordance with Section 2.7 hereof minus (ii) the Estimated Net Working Capital.
     (b) Within five Business Days after the NWC Statement (and the computation of Net Working Capital) becomes final and binding, the Purchaser shall pay to the Seller (if the Adjustment Amount is positive) or the Seller shall pay to the Purchaser (if the Adjustment Amount is negative), as the case may be, the Adjustment Amount, together with an amount equal to the equivalent of interest thereon at the Applicable Federal Rate published by the U.S. Treasury for short-term obligations in effect during the period from the Closing Date to the date of the payment required by this Section 2.8 calculated on the basis of a 365-day year and the actual number of days elapsed. Any such payment shall be made by wire transfer of immediately available funds to a bank account or accounts as shall be designated in writing by the Seller or the Purchaser, as the case may be, no later than two Business Days prior to the payment date. If the Seller does not pay the Purchaser within the time provided in this Section, the Purchaser shall be entitled, at its sole option, to recover the amount due hereunder from the Escrow Amount (it being understood that any such payment from the Escrow Amount shall not reduce the Cap Amount for purposes of Section 8.4(b)).
          Section 2.9 Earn Out Payment.
     (a) Earn out payments of the following amounts shall be payable by Purchaser to Seller under the following conditions (each such payment, an “Earn Out Payment”):
     (i) If Total Retail Sales in Fiscal 2010 are equal to or greater than $25,500,000, Purchaser shall pay to Seller an Earn Out Payment of $500,000; and
     (ii) If (A) Total Net Sales in Fiscal 2010 are equal to or greater than $41,500,000 and (B) Total Retail Sales in Fiscal 2010 are equal to or greater than $36,500,000, Purchaser shall pay to Seller an additional Earn Out Payment of $5,000,000; and
     (iii) If (A) Total Net Sales in Fiscal 2011 are equal to or greater than $49,000,000 and (B) Total Retail Sales in Fiscal 2011 are equal to or greater than $43,000,000, Purchaser shall pay to Seller an additional Earn Out Payment of $2,500,000; and
     (iv) If Total Retail Sales in Fiscal 2010 and Fiscal 2011 collectively are equal to or greater than $105,000,000, Purchaser shall pay to Seller an additional Earn Out Payment of $2,500,000.
For purposes hereof, “Total Net Sales” shall mean (i) all bona fide sales of all products of the Business and the Acquired Business and (ii) all bona fide sales of Purchaser’s produce products to any customer of the Business or the Acquired Business (other than any customer of Purchaser identified on Schedule 2.9(a)(i) except sales in excess of the amounts listed thereon, it being the Parties’ intention that sales in excess of such listed amounts to such Purchaser customers be included as part of Total Net Sales), in each case calculated in accordance with GAAP in the same manner and on a consistent basis with Seller’s net sales statement as shown in Schedule 2.9(a)(ii), less discounts, returns, shortages, recalls of products packed prior to the Closing Date, and marketing expenses related to promotions and exhibits, all marketing development funds (MDF) and sample expenses; provided, however, that “Total Net Sales” shall exclude brokerage commissions, and co-packing transactions. Further, “Total Retail Sales” shall mean Total Net Sales excluding bulk sales. For purposes hereof, “bulk sales” shall mean products not sold for retail distribution for individual consumer purchases, except for all products sold for Safeway’s Nut Hut business.
     (b) Calculation. As soon as reasonably practicable following the internally prepared calculation of the Acquired Business done in a manner consistent with prior years for each of Fiscal 2010 and Fiscal 2011 (each such calculation, an “Audit”), but in no event later than 15 days following the conclusion of the applicable fiscal year, the Purchaser shall deliver a statement in the form of Exhibit C showing the Purchaser’s calculation of Total Net Sales and Total Retail Sales for the Acquired Business for the applicable fiscal year (each such calculation, the “Yearly Sales Statement”), accompanied by reasonably detailed supporting documentation. In addition, within 10 Business Days after the conclusion of each calendar month during Fiscal 2010 and Fiscal 2011, the Purchaser shall provide the Seller with a good faith estimate of such amounts for the Acquired Business for the immediately preceding quarter and for the year-to-date.
     (c) The Seller shall have reasonable access during normal business hours to all of the books and records and accounting work papers of the Purchaser and its subsidiaries in order to verify the accuracy of the Yearly Sales Statement. The calculation of Total Net Sales and Total Retail Sales shall be determined based on the applicable Audit. Purchaser shall complete each Audit within 10 days following Fiscal 2010 or Fiscal 2011, as applicable.
     (d) Dispute Resolution. This Section 2.9(d) sets forth the exclusive procedures for resolving disputes among the Parties with respect to the determination of the earn out payments under Section 2.9 (the “Earn Out Payments”):
     (i) Notice of Disagreement. Within 30 days following receipt by Seller of the Yearly Sales Statement, accompanied by reasonably detailed supporting documentation, Seller shall deliver written notice (the “Notice of Disagreement”) to Purchaser of any dispute Seller has with respect to the preparation or content of the Yearly Sales Statement and the Total Net Sales and Net Retail Sales reflected therein. The Notice of Disagreement shall describe in reasonable detail the items contained in the Yearly Sales Statement that Seller disputes and the basis for any such disputes. If Seller does not notify Purchaser of a dispute with respect to the Yearly Sales Statement within such 30 day period, such Yearly Sales

Statement and the Total Net Sales and Net Retail Sales reflected therein shall be final, conclusive and binding on the Parties.
     (ii) Dispute Resolution. In the event a Notice of Disagreement is delivered to Purchaser, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 14 days after Seller delivers the Notice of Disagreement, or such other period of time as Purchaser and Seller may agree in writing, then such dispute shall be referred to the Independent Accountant, and the determination of the Independent Accountant shall be final and shall not be subject to further review, challenge, or adjustment. The Independent Accountant shall use its best efforts to reach a determination within not more than 30 days after such referral. The costs and expenses of the services of the Independent Accountant rendered pursuant to this Section 2.9(d) shall be paid 50% by Seller and 50% by Purchaser.
     (e) Earn Out Payments. Each Earn Out Payment shall be paid by Purchaser to Seller no later than seven Business Days after the final determination (after resolution of any dispute) of the applicable Yearly Sales Statement by wire transfer of immediately available funds; provided, however, that Purchaser shall withhold 18.6% of the Earn Out Payments payable under Section 2.9(a)(i) and (ii) (the “Holdback”) to secure any indemnity obligation of Seller under Section 8.1(a). Purchaser shall release the Holdback to the Seller on the 18-month anniversary of the Closing Date, less the amount of any claims for indemnification under Section 8.1(a) against the Holdback agreed to by the Seller and less the amount required to satisfy any good-faith claims for indemnification under Section 8.1(a) against the Holdback pending on the 18-month anniversary of the Closing Date. Upon the resolution of any claims pending on the 18-month anniversary of the Closing Date, any amounts then remaining shall be released to the Seller. The release of any portion of the Holdback Amount shall be promptly made by wire transfer of immediately available funds.
     (f) Notwithstanding any provision in this Section 2.9 to the contrary, in the event of the occurrence of any Acceleration Event (as defined below), Purchaser shall promptly pay by wire transfer of immediately available funds the Acceleration Payment (as defined below) to the Seller.
     (i) “Acceleration Payment” shall mean (1) $10,500,000 (less any adjustment provided for in Section 2.9(g)) if an Acceleration Event shall occur at any time during Fiscal 2010 and (2) $5,000,000 if an Acceleration Event shall occur at any time during Fiscal 2011; provided, however, that if an Acceleration Payment is made pursuant to clause 2.9(f)(i)(1), no other Acceleration Payment shall become due under this Agreement.

     (ii) An “Acceleration Event” shall mean the consummation, at any time during Fiscal 2010 or Fiscal 2011, of any transaction or series of related transactions resulting in the sale by Purchaser, directly or indirectly, of all or substantially all of the Acquired Business.
     (g) Notwithstanding any provision in Article II to the contrary, in the event that Closing shall occur on May 1, 2010 or thereafter, the Earn-Out Payment for Fiscal 2010 payable to Seller shall be reduced by the amount specified on Schedule 2.9(g) under the column headed “Cumulative” for the date that corresponds to the Closing Date.
     Section 2.10 Tax Allocation of Purchase Price.
     (a) The Purchaser shall prepare an initial draft of an agreement (the “Allocation Agreement”) allocating the Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Code) among the Acquired Assets in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder and Revenue Procedure 2003-51 and other appropriate authorities. In preparing such draft Allocation Agreement, Purchaser shall use the fair market value of Seller’s uncommitted raw materials, committed raw materials and retail packaged inventory (collectively, the “FMV Inventory”). A copy of such draft Allocation Agreement shall be delivered to the Seller within 30 days after the Closing Date, and the Seller and the Purchaser shall consult in good faith with respect to the terms of the Allocation Agreement. To the extent disputed items remain after a 15-day period of consultation, any disputed items shall be referred to the Independent Accountant or a firm mutually agreed upon by the Purchaser and the Seller for final determination, and the fees of such accounting firm shall be borne 50% by Purchaser and 50% by the Seller. The Seller and the Purchaser agree to file all Tax Returns in accordance with the allocations contained in the Allocation Agreement as finally determined pursuant to this Section 2.10. Any indemnification payments pursuant to Article VIII shall be treated as an adjustment to the Purchase Price. The Seller and Purchaser further agree that none of the Escrow Amount, the Additional Purchase Price Amount and any Earn Out Payment (if made) is allocable to the FMV Inventory.
     (b) As an addition to the Purchase Price, if any, within two days following the final determination of the Allocation Agreement pursuant to this Section 2.10, the Purchaser shall pay the Seller the Additional Purchase Price Amount, if any. The “Additional Purchase Price Amount” shall mean an amount, if any, equal to the lesser of (i) $200,000 and (ii) the product of (A) the aggregate amount allocated to the FMV Inventory pursuant to the Allocation Agreement, minus the aggregate book value (as shown on the Seller’s books) of the FMV Inventory, and (B) 10%.

          Section 2.11 Transfer Taxes. Sales, use, value added, transaction privilege, transfer, registration, stamp, deed and similar fees and Taxes (“Transfer Taxes”) resulting from the consummation of the transactions contemplated under this Agreement and payable to a government authority, shall be paid by the Purchaser, and the Purchaser shall complete and file all returns associated therewith. Such obligations shall survive the Closing. The Parties shall cooperate in obtaining any available exemptions from such Transfer Taxes.
ARTICLE III -CONDITIONS TO CLOSING
          Section 3.1 Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
     (a) The representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than such representations and warranties that specifically relate to an earlier date, which need only be true and correct in all material respects as of such date);
     (b) Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or before the Closing Date;
     (c) All third party consents referred to in Schedule 5.3 (other than consent under the Westamerica Equipment Leases referred to therein) shall have been obtained on terms reasonably satisfactory to the Purchaser;
     (d) All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Purchaser;
     (e) All arrangements described on Schedule 5.18 shall have been terminated or amended and revised on terms and conditions reasonably satisfactory to the Purchaser;
     (f) There shall be no action, proceeding, order, judgment, decree, writ, or injunction of any governmental entity of competent jurisdiction that is pending or in effect that prohibits or restrains the consummation of the transactions contemplated hereby; provided, however, that in the event of any such action, proceeding, order, judgment, decree, writ, or injunction, the Seller shall use its commercially reasonable efforts to cause such action, proceeding, order, judgment, decree, writ, or injunction to be complied with, lifted or vacated, as the case may be;

     (g) On or before the Closing Date, the Purchaser shall have received all of the following:
     (i) a Bill of Sale duly executed by Seller in substantially the form attached to this Agreement as Exhibit D;
     (ii) an Assignment and Assumption Agreement duly executed by Seller in substantially the form attached to this Agreement as Exhibit E;
     (iii) an Assignment and Assumption of the Real Property Lease duly executed by Seller in substantially the form attached to this Agreement as Exhibit F;
     (iv) title to each titled vehicle comprising part of the Acquired Assets duly executed by Seller;
     (v) a certificate from an authorized officer of Seller in a form reasonably satisfactory to the Purchaser, dated the Closing Date, stating that the conditions specified in Sections 3.1(a) through (d) have been satisfied;
     (vi) certificates from appropriate authorities, dated as of or about the Closing Date, as to the good standing and qualification to do business of Seller in each jurisdiction where it is so qualified;
     (vii) copies of the consents, filings, authorizations and approvals described in Sections 3.1(c) and (d);
     (viii) an estoppel certificate in a form reasonably satisfactory to Purchaser from the lessor of the Leased Real Property; and
     (ix) signature pages to the Escrow Agreement duly executed by the Seller and the Escrow Agent;
     (h) Seller shall have delivered to the Purchaser a non-foreign status affidavit dated as of the Closing Date, sworn under penalty of perjury and satisfying the requirements under Treasury Regulations Section 1.1445-2(b), in a form reasonably acceptable to the Purchaser;
     (i) No event or occurrence resulting in a Material Adverse Effect shall have occurred between the date hereof and the Closing Date;
     (j) Payoff letters (the “Payoff Letters”) in form and substance reasonably satisfactory to the Purchaser from all banks, financial institutions or other parties to whom Seller owes any Indebtedness, which Payoff Letters shall authorize the release of any Liens securing such Indebtedness upon payment thereof (together with UCC 3 or other appropriate termination statements in form and substance reasonably satisfactory to the Purchaser);

     (k) Substantial completion by Purchaser’s independent accountants of an audit of Seller’s financial statements for the years ended December 31, 2008 and December 31, 2009, and a review of Seller’s financial statements for the fiscal quarter ended March 31, 2010, with reasonably satisfactory results that do not contain a materially adverse deviation from the Seller’s financial statements previously delivered to the Purchaser; and
     (l) None of Stephen J. Kerr, John Sniffen or Sean O’Leary shall have terminated his employment agreement with Purchaser, each entered into on the date hereof and to be effective as of the Closing Date.
Any condition specified in this Section 3.1may be waived by the Purchaser in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Purchaser.
          Section 3.2 Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
     (a) The representations and warranties set forth in Article VI hereof shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than such representations and warranties that specifically relate to an earlier date, which need only be true and correct in all respects as of such date);
     (b) The Purchaser shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or before the Closing;
     (c) All third party consents referred to in Schedule 5.3 (other than consent under the Westamerica Equipment Leases referred to therein) shall have been obtained on terms reasonably satisfactory to Seller;
     (d) All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Seller;
     (e) There shall be no action, proceeding, order, judgment, decree, writ, or injunction of any governmental entity of competent jurisdiction that is pending or in effect that prohibits or restrains the consummation of the transactions contemplated hereby; provided, however, that in the event of any such action, proceeding, order, judgment, decree, writ, or injunction, the Purchaser shall use its commercially reasonable efforts to cause such action, proceeding, order, judgment, decree, writ, or injunction to be complied with, lifted or vacated, as the case may be;

     (f) On or before the Closing Date, the Seller shall have received all of the following:
     (i) an Assignment and Assumption Agreement duly executed by Purchaser in substantially the form attached to this Agreement as Exhibit E;
     (ii) an Assignment and Assumption of the Real Property Lease duly executed by Purchaser in substantially the form attached to this Agreement as Exhibit F;
     (iii) a certificate from an authorized officer of the Purchaser in a form reasonably satisfactory to the Seller, dated the Closing Date, stating that the conditions specified in Sections 3.2(a), (b) and (c) have been satisfied; and
     (iv) such other affidavits, documents or instruments as the Sellers may reasonably request to effect the transactions contemplated hereby;
     (v) signature pages to the Escrow Agreement duly executed by the Purchaser and the Escrow Agent;
     (g) The Seller and each guarantor who is a Shareholder or Affiliate of Seller shall have been released from all obligations under the Contracts set forth on Schedule 2.3(e) (other than the Westamerica Equipment Leases), upon terms reasonably satisfactory to the Seller.
Any condition specified in this Section 3.2 may be waived by the Seller in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Seller.
ARTICLE IV — COVENANTS BEFORE CLOSING
          Section 4.1 Affirmative Covenants of the Seller. Except as otherwise contemplated by this Agreement, between the date hereof and the Closing, unless the Purchaser otherwise agree in writing (which agreement shall not be unreasonably conditioned, withheld or delayed), the Seller shall:
     (a) except with respect to (i) distributions to the Shareholders of cash on hand and (ii) the elimination of certain intercompany or Affiliate accounts as provided elsewhere herein, use commercially reasonable efforts to (x) conduct its Business and operations only in the Ordinary Course of Business, (y) keep its Business and properties intact, including its present business operations, physical facilities, Inventory levels (consistent with seasonal fluctuations), and (z) maintain the ordinary and customary relationships of the Business with its lessors, licensors, suppliers, vendors, customers, and others having business relations with it;

     (b) maintain the Leased Real Property and other assets in their current state of repair, order, and condition (normal wear and tear excepted and consistent with age) consistent with current needs and replace in the Ordinary Course of Business its inoperable, worn out, or obsolete assets with assets consistent with past practice, and notify the Purchaser promptly of any notice received from the landlord under the Real Property Lease or;
     (c) promptly upon obtaining knowledge thereof, inform the Purchaser in writing of any material breach from the representations and warranties contained in Article V or any material breach of any covenant hereunder by the Seller;
     (d) use commercially reasonable efforts to cause the conditions to the Parties’ obligations to consummate the transactions contemplated hereby to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases, and terminations);
     (e) cooperate with the Purchaser to permit the Purchaser and its employees, agents, accounting, legal, and other authorized representatives, at the Purchaser’s expense and upon 24 hours prior notice, to (i) have reasonable access to the premises, books, and records during normal business hours, (ii) visit and inspect any of the properties, and (iii) discuss its affairs, finances, and accounts with its directors and officers, managers, key employees, customers, sales representatives, suppliers and independent accountants, provided that such access does not unreasonably interfere with the operations of the Seller; and
     (f) provide such information on the names of Seller’s customers, vendors and contractors, with dollar amounts of sales and purchases, and terms of business and contracts, as reasonably requested by Purchaser.
          Section 4.2 Negative Covenants of the Seller. Except as expressly contemplated by this Agreement, between the date hereof and the Closing, unless the Purchaser otherwise agrees in writing (which agreement shall not be unreasonably conditioned, withheld or delayed), the Seller shall not:
     (a) except with respect to the repayment of Indebtedness and distributions to the Shareholders of cash on hand or as otherwise contemplated by this Agreement, take any action that would require disclosure of any of the matters listed in Section 5.7(b) — (h);
     (b) except as contemplated by Section 3.1(e), terminate (other than due to expiration), enter into any new, modify or amend to the detriment of Seller the Real Property Lease or any existing material Licenses to which Seller is bound;

     (c) organize any subsidiary or acquire any equity securities of any Person or any equity or ownership interest in any business (other than investments in marketable securities);
     (d) except with respect to the Retained Liabilities or the Excluded Assets, and other than transactions to acquire product on the supply side that are at market rates as of the date the Contract is entered into, enter into any Contract with any Shareholder, or any Affiliate, or any Affiliate of any Shareholder;
     (e) in any other manner, materially modify, change or otherwise alter the fundamental nature of its Business as presently conducted; or
     (f) agree or otherwise consent, whether in writing or otherwise, to do any of the foregoing.
          Section 4.3 Exclusivity. Between the date hereof and the Closing or the earlier termination of the Agreement, the Seller shall not and shall not permit any of its representatives, officers, employees, directors, agents, members, partners or subsidiaries to initiate, solicit, entertain or accept any other proposal, indication of interest, offer related to an Alternative Transaction (as defined below) or provide any non-public information to any third party in connection with an Alternative Transaction. “Alternative Transaction” means any (i) merger, consolidation, or acquisition of the Seller, (ii) reorganization, dissolution, liquidation, or recapitalization involving the Seller, (iii) sale of any material amount of assets of the Seller (other than inventory in the Ordinary Course of Business), (iv) direct or indirect acquisition or sale of any membership interests or other equity interests of the Seller that if consummated would result in any Person other than the Shareholders beneficially owning a majority of the Seller’s outstanding capital stock, and (v) any similar transaction or business combination involving the Seller that, in each of the cases outlined in items (i) through (iv) above, does not involve Purchaser.
          Section 4.4 Covenants of the Purchaser. Between the date hereof and the Closing, the Purchaser shall:
     (a) keep in full force and effect the Purchaser’s corporate existence;
     (b) promptly upon obtaining knowledge thereof, inform the Seller in writing of any material breaches from the representations and warranties contained in Article VI or any material breach of any covenant hereunder by Purchaser; and
     (c) use its commercially reasonable efforts to cause the conditions to the Parties’ obligations to consummate the transactions contemplated hereby to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases, and terminations).

ARTICLE V —REPRESENTATIONS AND WARRANTIES OF THE SELLER
          As a material inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser that, as of the date hereof (other than representations and warranties that specifically relate to an earlier date, which representations and warranties are hereby made as of such date):
     Section 5.1 Organization and Power.
     (a) Schedule 5.1(a) attached hereto contains a complete and accurate list of Seller’s name, its jurisdiction of organization and other jurisdictions in which it is authorized to do business. Except as set forth on Schedule 5.1(a), Seller does not (i) own or (ii) hold the right to acquire any Capital Interests in any other Person.
     (b) The Seller is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of its jurisdiction of organization, with full organizational power and authority to conduct its Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts to which it is party. Seller is duly qualified to do business as a foreign organization and is in good standing under the Applicable Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect.
     (c) The Seller has made available to the Purchaser correct and complete copies of the articles of incorporation and by-laws (or equivalent governing documents), of the Seller, which documents reflect all amendments made thereto at any time on or before the date hereof. Correct and complete copies of the minute books containing the records of meetings of the shareholders and board of directors (or equivalent parties), the stock certificate books (if applicable), and the stock record books (if applicable) of the Seller also have been made available to the Purchaser. Seller is not in default under or in violation of any provision of its articles of incorporation or by-laws (or equivalent governing documents).
          Section 5.2 Authorization of Transactions. The Seller has all requisite organizational power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby. No proceedings (other than those duly taken) on the part of Seller or its subsidiaries are necessary to approve and authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. As of the Closing, all Transaction Documents will have been duly executed and delivered by the Seller and will constitute the valid and binding agreements of the Seller, enforceable against them in accordance with their terms.

          Section 5.3 Absence of Conflicts. Except as set forth in Schedule 5.3, the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions, or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate, or accelerate any obligation under, (e) result in the creation of any Lien upon the Acquired Assets under, or (f) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any third party, court or administrative or other governmental body or agency under, the provisions of the articles of incorporation, by-laws or similar organizational document, or any indenture, mortgage, lease, loan agreement, or other material agreement or instrument to which the Seller is bound or affected, or any Applicable Law to which Seller or any of its respective assets is subject or any judgment, order, or decree to which Seller is subject, except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.
          Section 5.4 Intentionally Omitted.
          Section 5.5 Financial Statements and Related Matters. Attached hereto as Schedule 5.5 is the unaudited balance sheet of Seller as of December 31, 2009 (the “Latest Balance Sheet”). Except as set forth on Schedule 5.5, the Latest Balance Sheet along with the related unaudited income statement for the same period (collectively, the “Financial Statements”) present fairly in all material respects Seller’s financial condition and results of operations to which the statement relates, as of the times and for the periods referred to therein. The Financial Statements have been prepared in accordance with GAAP, consistent with past practice.
          Section 5.6 Absence of Undisclosed Liabilities. Seller has no obligations or liabilities required by GAAP to be recorded on a balance sheet (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known, whether due or to become due, and regardless of when asserted) arising out of or relating to the operation of its Business or the ownership of any assets, at or before the Closing, except (a) obligations under Contracts described on Schedule 5.12(a) or under Contracts which are not required to be disclosed thereon (but not liabilities for breaches thereof), (b) liabilities reflected on the Latest Balance Sheet, (c) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise pursuant to the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort, or infringement or a written claim or lawsuit, an environmental liability or violation of Applicable Law), and (d) contingent liabilities for matters set forth on Schedule 5.13.
          Section 5.7 Absence of Certain Developments. Except as set forth on Schedule 5.7 and except as expressly contemplated by this Agreement, since January 1, 2010, Seller has not:
     (a) suffered (i) any change or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect or (ii) any theft, damage, destruction, or casualty loss in excess of $25,000 to its assets, whether or not covered by insurance, or suffered any substantial destruction of books and records;
     (b) mortgaged, pledged or subjected any portion of its properties or assets to any Lien (other than Permitted Liens);
     (c) sold, leased, assigned, or transferred (including, without limitation, transfers to any Affiliate of the Seller) a portion of its tangible assets outside the Ordinary Course of Business, or canceled without fair consideration any material debts or written claims owing to or held by them;
     (d) (i) sold, assigned, licensed, or transferred (including, without limitation, transfers to any Affiliate of the Seller) any material Proprietary Rights owned by, issued to, or licensed to any party or (ii) other than in the Ordinary Course of Business, licensed any material Proprietary Rights owned by, issued to, or licensed to the Seller or disclosed any material confidential information (other than in connection with the Purchaser’s or its representatives’ due diligence review or pursuant to agreements requiring the recipient to maintain the confidentiality of and preserving all rights of Seller in such confidential information);
     (e) entered into, assumed any obligations under, amended, or terminated any material Contract (including the Real Property Lease), or entered into any other material transaction other than in the Ordinary Course of Business;
     (f) made any loans or advances to, or guarantees for the benefit of, any Persons (other than endorsement, in the Ordinary Course of Business, of checks received from customers);
     (g) made a material change in its accounting methods;
     (h) terminated (other than due to expiration), entered into any new, modified or amended to its detriment any existing material Licenses to which it is bound; or
     (i) made any capital expenditure or commitment for a capital expenditure.
     Section 5.8 Real Property.
     (a) Seller owns no real property.
     (b) Seller leases no real property other than the Leased Real Property, pursuant to the Real Property Lease. The Seller has made available to the Purchaser a true and complete copy of the Real Property Lease. Except as set forth in Schedule 5.8(b):

     (i) the Real Property Lease is legal, valid, binding and enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and as limited by general principles of equity that restrict the availability of equitable remedies;
     (ii) Seller and, to the Knowledge of the Seller the landlord under the Real Property Lease, are not in breach or default under the Real Property Lease nor has Seller received any notice alleging such breach or default, and, to the Knowledge of the Seller with respect to a breach or default by any other party, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;
     (iii) Seller has not assigned or otherwise transferred its interest as tenant under the Real Property Lease;
     (iv) no security deposit or portion thereof deposited with respect to the Real Property Lease has been applied in respect of a breach or default under the Real Property Lease which has not been redeposited in full (in each case, to the extent required by and pursuant to the terms of the Real Property Lease);
     (v) the landlord under the Real Property Lease is not an Affiliate of the Seller or any of the Seller’s officers or directors and otherwise does not have any equity or voting interest in Seller;
     (vi) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof, except in the Ordinary Course of Business or as disclosed on Schedule 5.8(b); and
     (vii) Seller has not collaterally assigned or granted any other Lien in the Real Property Lease or any interest therein, except for Permitted Liens.
     (c) The Leased Real Property comprises all of the real property used or currently intended to be used in the Seller’s Business; and, other than the Real Property Lease or as set forth on Schedule 5.8(c), Seller is not a party to any agreement or option to purchase or lease any real property or interest therein.
     (d) With respect to the Leased Real Property, except as set forth on Schedule 5.8(d):
     (i) to the Knowledge of the Seller, the physical condition of the Leased Real Property is sufficient to permit the continued conduct of

Seller’s business in the Ordinary Course of Business subject to the provision of usual and customary maintenance and repair performed in the Ordinary Course of Business;
     (ii) there are no parties in possession of the Leased Real Property other than Seller, except pursuant to Permitted Liens;
     (iii) Seller has not granted any option, right of first refusal or right of first offer to any Person to purchase or otherwise acquire an interest in the Real Property Lease.
     (iv) to Seller’s Knowledge, there are no special assessments or planned public improvements with respect to the Real Property, and no notice has been received concerning an increase in the assessed value of the Real Property;
     (v) the use, operation and maintenance of the Real Property is in compliance with Applicable Laws (including those relating to zoning, permitting, land division, building, fire, health and safety); and
     (vi) ordinary wear and tear excepted, and to Seller’s Knowledge, the Real Property is free of material defects.
     Section 5.9 Proprietary Rights.
     (a) Schedule 5.9 attached hereto contains a complete and accurate list of all registered Proprietary Rights owned or used by Seller and all applications for the registration of other Proprietary Rights filed by Seller (in each case, directing whether the item listed is licensed from a third party or owned by Seller, and identifying such third party). Schedule 5.9 also contains a complete and accurate list of all material unregistered (i) trade names, trademarks and service marks owned by Seller (collectively, the “Unregistered Proprietary Rights”); and (ii) computer software owned and/or used by Seller, other than commercially available “off-the-shelf” software or third party software used to control, monitor or assist the operation of machinery or equipment (“Embedded Software”).
     (b) Except as set forth on Schedule 5.9, (i) Seller owns and possesses free and clear of all Liens (except Permitted Liens), all right, title, and interest in and to, or has the right to use all the Seller Proprietary Rights used in or necessary for the operation of its business as currently conducted; (ii) to the Knowledge of Seller, Seller possesses all rights in the Proprietary Rights owned by third parties that are used in or necessary for the operation of its business as currently conducted; (iii) Seller has not received any written notice of invalidity, infringement, or misappropriation from any third party with respect to any of its Proprietary Rights or of any third party; (iv) to the Knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any third parties, provided that no representation is made in this clause as to Proprietary Rights consisting of any

“off-the-shelf” software or Embedded Software; (v) to the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of Seller, provided that no representation is made in this clause as to Proprietary Rights consisting of any “off-the-shelf” software or Embedded Software and (vi) following the Closing Date, the Purchaser will be entitled to exercise all of its rights with respect to Proprietary Rights used in the Acquired Assets, and with respect to any licenses or other agreements relating to Proprietary Rights owned by third parties and licensed to Seller under the Acquired Contracts, to the same extent that the Seller would have been able to under such licenses or other agreements had the transactions contemplated by this Agreement not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Seller would otherwise be required to pay.
     Section 5.10 Assets; No Liens.
     (a) Except as set forth on Schedule 5.10, Seller has title to, or a valid leasehold interest in, or license of, or right to use free and clear of all Liens other than Permitted Liens and contract rights of third party lessors and/or licensors, all of the Acquired Assets.
     (b) Except as set forth on Schedule 5.10, the machinery, equipment, personal properties, vehicles, and other tangible assets included in the Acquired Assets are and have been operated in all material respects in conformity with all Applicable Laws, are in good operating condition and repair, reasonable wear and tear excepted, consistent with age, and there are no material physical, structural or mechanical defects on such tangible assets. Except for the Excluded Assets, the Acquired Assets to be purchased by the Purchaser shall include all assets, properties and interests in properties (real, personal and mixed, tangible and intangible) and all Contracts necessary to enable the Purchaser to carry on the Business and operations presently conducted by the Seller.
     Section 5.11 Taxes. Except as set forth on Schedule 5.11,
     (a) Seller has timely filed (taking into account any applicable extensions of time to file) all Tax Returns (including any estimated Tax Returns) that it was required to file under Applicable Laws relating to Taxes imposed on the Acquired Assets or the Business. All such Tax Returns were correct and complete in all material respects. All Taxes imposed on the Acquired Assets due and owing by Seller for periods covered by a Tax Return (whether or not shown or required to be shown on any Tax Return) have been paid. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return with respect to Taxes imposed on the Acquired Assets or the Business. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Acquired Assets.

     (b) No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Taxes of Seller (or threatened in writing) which audits or other proceedings would, if adversely determined, result in any liability of Purchaser for such Taxes or give rise to a Lien on any Acquired Asset. To the extent relating to Taxes for which Purchaser would be liable or the non-payment of which would give rise to a Lien on any Acquired Asset, Seller has not received from any foreign, federal, state or local Tax authority any (i) written notice indicating an intent to open an audit, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax Authority against Seller.
     (c) To the extent relating to Taxes for which Purchaser would be liable or the non-payment of which would give rise to a Lien on any Acquired Asset, Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or is presently contesting any Tax liability with respect to positions taken by Seller before any court, tribunal or agency.
     (d) To the extent relating to Taxes for which Purchaser would be liable or the non-payment of which would give rise to a Lien on any Acquired Asset, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
     Section 5.12 Contracts.
     (a) Except as expressly contemplated by this Agreement or as set forth on Schedule 5.12(a), Seller is not a party to or bound by any written or oral:
     (i) Contract with any Affiliate, any officer or director of any Seller or any Affiliate of any such officer or director;
     (ii) Contract to loan money or extend credit to any Person, other than trade credit extended in the Ordinary Course of Business;
     (iii) agreement or indenture relating to borrowed money or the mortgaging, pledging or otherwise placing a Lien on any asset of Seller;
     (iv) guaranty of any obligation;
     (v) lease or agreement, including capitalized leases, under which Seller is the lessee of or holds or operates any real or personal property owned by any other party, except for the Real Property Lease and any lease or agreement for personal property under which the aggregate annual payments do not exceed $10,000;

     (vi) lease or agreement under which Seller is the lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Seller;
     (vii) Contract or group of related Contracts (excluding purchase orders and supply arrangements issued or received in the Ordinary Course of Business) with the same party or group of affiliated parties the performance of which involves consideration in excess of $10,000 annually;
     (viii) licenses to software assignment, license, indemnification, joint ownership or other agreement with respect to the intangible property (including, without limitation, any Proprietary Rights) of Seller or of any third party, other than (A) Contracts in the Ordinary Course of Business granting non-exclusive licenses, and (B) off-the-shelf commercial software available on standard terms;
     (ix) distribution, vendor, dealership franchise, or service Contract relating to the distribution, marketing or sale of Seller’s products or services (excluding purchase orders);
     (x) agreement with a remaining term of more than six months, which is not terminable by Seller upon less than 60 days notice without penalty or which involves more than $10,000 annually (except as contemplated by other items in this Section 5.12(a));
     (xi) Contract prohibiting Seller from freely engaging in any business or competing anywhere in the world;
     (xii) warranty agreement with respect to products sold or services rendered (excluding purchase orders);
     (xiii) agreements relating to ownership of or investments in capital interests in any business or enterprise (including investments in joint ventures and minority equity investments);
     (xiv) Contracts under which Seller is obligated to indemnify any Person other than agreements entered into in the Ordinary Course of Business;
     (xv) Contracts relating to the settlement or compromise of any actions, proceedings or investigations disclosed on Schedule 5.13;
     (xvi) Contracts relating to the acquisition, sale, disposition or transfer of all or any substantial portion of the assets, stock or membership interests of Seller or any other Person (whether by way of merger or otherwise) other than in the Ordinary Course of Business; or

     (xvii) agreements relating to the subcontracting to another Person of Seller’s obligations under any agreement listed on Schedule 5.12(a).
     (b) All of the Contracts set forth on or required to be set forth on Schedule 5.12(a) are valid, binding and enforceable against the Seller and, to the knowledge of the Seller, the other parties thereto, in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and as limited by general principles of equity that restrict the availability of equitable remedies. Seller has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any written claim of default or breach under any such Contract. To the Knowledge of Seller, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Seller or, to the knowledge of the Seller, any other party under any such Contract. Except as set forth on Schedule 5.12(b), with respect to each Contract required to be set forth on Schedule 5.12(a), Seller has not received written notice of the intention of any party to such Contract to cancel, terminate or renegotiate any such Contract.
     (c) The Seller has made available to the Purchaser a true and correct copy of all written Contracts which are required to be disclosed on Schedule 5.12(a), in each case together with all amendments, waivers, or other changes thereto. Schedule 5.12(a) contains an accurate description of all material terms of all oral Contracts referred to therein.
          Section 5.13 Litigation; Proceedings. Except as set forth on Schedule 5.13, there are no suits, orders, judgments or decrees, actions, proceedings or investigations, pending or, to the Knowledge of the Seller, threatened against Seller (or against any of its officers, directors, agents, or employees (in each case, in their capacity as such)) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign involving an amount in excess of $10,000 or seeking injunctive relief. Except as set forth on Schedule 5.13, Seller is not subject to any outstanding order, judgment, or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or any arbitrator. Schedule 5.13 sets forth accurately and completely the following information with respect to each matter listed thereon: the name of and parties to the proceeding, the date of the commencement of the proceeding, the status of the proceeding (e.g., in settlement talks, discovery, trial, appeal, etc.), a brief statement of the nature of the claim, the amount being claimed and/or the nature of other relief sought, the amount of reserves taken, if any, on the Latest Balance Sheets in respect of such proceeding, and any other material information related to such proceeding. There is no written claim, suit, action, proceeding or governmental investigation, pending or, to the Knowledge of the Seller, threatened against Seller, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to materially and adversely affect or restrict the Seller’s ability to consummate the transactions contemplated hereby.
          Section 5.14 Brokerage. Except as set forth on Schedule 5.14, there are no brokerage commissions, finders’ fees, or similar compensation due in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.
          Section 5.15 Labor and Employment Matters. Except as set forth on Schedule 5.15(a): (a) to the Knowledge of the Seller, no current employee or independent contractor of Seller that received compensation in excess of $25,000 from Seller during 2009 and was or should have been issued a Form W-2 or 1099 has any plans to terminate his, her or their employment or relationship with Seller; (b) Seller has materially complied, and is in material compliance, with all Applicable Laws (including the common law) relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and Seller has not received notice from a court or governmental or arbitral board, agency, or authority within the past three years alleging or making a finding of non-compliance; (c) there are no pending or, to the Knowledge of the Seller, threatened controversies, cases, grievances, claims, charges, investigations or proceedings of any kind and in any forum by or on behalf of any present or former employee of Seller, applicant, person claiming to be an employee, any classes of the foregoing, or by a governmental or arbitral board, agency, or authority, alleging or concerning Seller’s violation of, or compliance with, any Applicable Laws (including the common law) relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, or privacy of health information, and there have been no such controversies, cases, grievances, claims, charges, investigations or proceedings within the past three years; (d) Seller is not a party to, bound by, or negotiating any collective bargaining agreement or any other contract or agreement with any labor organization; (e) to the Knowledge of the Seller, there is no current, pending or threatened strikes, slowdowns, work stoppages, lockouts, walkouts or other labor controversy involving Seller or its employees of Seller and there have no such actions within the past three years; (f) Seller has timely paid or made provision for payment of, and has properly accrued for in the Financial Statements, all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to any current or former employee or on account of employment; (g) no severance payment, stay on or incentive payment, change in control payment, vacation, sick or other paid leave payment, or similar payment or obligation will be owed by Seller to any director, officer, employee or other persons upon consummation of, or as a result of, the transactions contemplated by this Agreement, nor will any such director, officer, employee or other person be entitled to any such payments a result of the transactions contemplated by this Agreement in the event of the subsequent termination of this or her employment or relationship; (h) Seller has not, and is not required by applicable law to, have an affirmative action plan; (i) there is no current or, to the knowledge of Seller, threatened action or proceeding in any forum in which any current or former director, officer, employee or agent of Seller is or may be entitled to indemnification; (j) Seller has not breached and is not in breach of any contract for the employment of any individual on a full time, part time, consulting, or other basis; (k) all persons employed in connection with the Seller’s business are employed by Seller and no services are received from any independent contractors to whom Seller issued or was required to issue a Form 1099, except as set forth on Schedule 5.15(b); and Schedule 5.15(b) identifies all employees by name; position or title; whether or not represented by a union and, if so, identification of the union; initial date of hire; seniority or service credit date if different from initial date of hire; status (whether active or on leave absence, and if on leave, the type of leave); compensation by type (base salary, commission, bonus, and the like); and accrued but unused vacation, sick or other paid leave and the rate at which such paid leave is accrued.
     Section 5.16 Employee Benefit Plans.
     (a) Schedule 5.16(a) identifies each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each employment bonus, deferred or incentive compensation, profit sharing, retirement, stock option, stock purchase or other equity compensation, vacation, health, life or other employee insurance, Section 125 cafeteria plan or flexible benefit arrangement, disability, sick leave, hospitalization, unemployment, change in control or severance plan, arrangement, agreement or program, material fringe benefit and other benefit plan, arrangement, agreement or program, that (i) provides compensation or benefits in any form to any current or former employee, independent contractor, officer or director of Seller (or any beneficiary or dependent thereof) and (ii) is sponsored, maintained, contributed to or required to be contributed to by Seller or any entity which together with Seller would be deemed a single employer within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001 of ERISA (“ERISA Affiliate”) or with respect to which Seller has any material liability (collectively, the “Plans”). The Seller has furnished or made available to the Purchaser, with respect to each Plan maintained by Seller a true, correct and complete copy of, as applicable: all plan documents (including amendments thereto); the most recent summary plan descriptions and any subsequent summaries of material modifications; Forms series 5500 as filed with the IRS for the three most recent plan years with any required audited financial statements; all trust agreements with respect to employee benefit plans, plan contracts with service providers or with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; the most recent IRS determination letter for all plans qualified under Code Section 401(a) or if an application for a determination letter is pending, the application with all attachments; and any communications with the United States Department of Labor, the Internal Revenue Service, the PBGC or any other governmental agency with respect to a Plan.
     (b) No Plan maintained by Seller or current or former ERISA Affiliate during the past six years is or was subject to Title IV of ERISA. No Plan maintained by Seller or ERISA Affiliate provides for medical or life insurance benefits to retired or former employees of Seller or their family members (other than as required under Section 4980B of the Code or similar state law) and neither Seller nor any ERISA Affiliate of Seller has offered to provide such benefits. No Plan maintained by Seller is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
     (c) Except as set forth on Schedule 5.16(c), during the past six years, neither Seller nor any of its respective ERISA Affiliates has made or been required to make contributions to any “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA.
     (d) Each Plan maintained by Seller is in all material respects in compliance, and has been administered in all material respects in accordance, with its terms and the applicable provisions of ERISA and the Code and all other Applicable Laws.
     (e) All contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments required by and due from Seller under the terms of each Plan for any period ending on or before the Closing Date which are not yet due from Seller have been made to each such Plan or the contribution obligation is reflected in Seller financial statements.
          Section 5.17 Intentionally Omitted.
          Section 5.18 Affiliate Transactions. Except as disclosed on Schedule 5.18(which discloses all material terms of any such oral arrangement), no Affiliate of the Seller or any officer, director or manager of Seller is a party to any Contract with Seller or which is pertaining to the Business of Seller or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of Seller. Except as set forth on Schedule 5.18, as of the Closing Date, all of such Affiliate agreements and understandings shall be properly terminated, and Seller shall have no liability thereunder.
          Section 5.19 Governmental Licenses. Schedule 5.19 contains a complete listing and summary description of all material Licenses owned or possessed by Seller or used by Seller in the conduct of its Business. Except as indicated on Schedule 5.19, Seller owns or possesses such right in and to all material Licenses which are necessary to conduct Seller’s Business as presently conducted. No loss of any material License is pending or, to the Knowledge of the Seller, threatened (including, without limitation, as a result of the transactions contemplated hereby), other than expiration in accordance with the terms thereof. Seller has not received any written notice of any alleged violation of any material License.
          Section 5.20 Compliance with Laws. Except as set forth on Schedule 5.20, since January 1, 2007, Seller and each of its officers, directors, and employees (in their capacity as such) have complied in all material respects with and are in material compliance with all Applicable Laws which are applicable to the Business, business practices, or the Acquired Assets and to which Seller may be subject, and, to the Knowledge of the Seller, no written claims have been filed against Seller alleging a violation of any such Applicable Law, and Seller has not received written notice of any such violations.
          Section 5.21 Location of Assets. Except for assets in transit, all of the tangible assets of Seller are located at the facilities listed on either Schedule 5.8(b) or Schedule 5.21.
          Section 5.22 Environmental Matters. Except as set forth on Schedule 5.22:
     (a) Seller has complied in all material respects with and is currently in compliance in all material respects with all Environmental and Safety Requirements, and Seller has not received any written notice regarding any liabilities or any corrective, investigatory, or remedial obligations arising under Environmental and Safety Requirements related to the Acquired Assets.
     (b) Without limiting the generality of the foregoing, Seller has obtained and complied in all material respects with, and is currently in compliance in material all respects with, all Licenses that may be required pursuant to any Environmental and Safety Requirements for the occupancy or the operation of the Acquired Assets. A list of all such Licenses is set forth on Schedule 5.22.
     (c) Neither this Agreement, nor the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby shall impose any obligations on Seller for site investigation or cleanup, or notification to or consent of any government agencies or third parties, under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).
     (d) To Seller’s Knowledge, except as in material compliance with Environmental and Safety Requirements, none of the following exists at any of the Acquired Assets: (i) underground storage tanks or surface impoundments as defined in or regulated under the Resource Conservation and Recovery Act; (ii) asbestos-containing material that is friable or otherwise capable of becoming airborne; (iii) unpermitted landfills; or (iv) materials or equipment containing polychlorinated biphenyls.
     (e) Seller has never treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released (as defined in CERCLA) any substance (including, without limitation, any Hazardous Substance) or owned, occupied, or operated any facility or property, so as to give rise to material liabilities of Seller, regarding any of the Acquired Assets, for response costs, natural resource damages, or attorneys’ fees pursuant to the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any analogous Environmental and Safety Requirements.
     (f) This Section 5.22 contains the sole and exclusive representations and warranties regarding environmental matters and any Environmental and Safety Requirements.
     Section 5.23 Agreements With Customers and Suppliers.
     (a) Schedule 5.23(a) sets forth the top ten customer accounts of the Seller, based on aggregate revenue attributable to each such account during the calendar year ended December 31, 2009 and the interim period from January 1, 2010 through March 31, 2010 (collectively, the “Latest Calendar Year”), together with the aggregate amount of revenues attributable to such customer account for such period.
     (b) With respect to the customers listed on Schedule 5.23(a) for the Latest Calendar Year, to the Knowledge of the Seller, Seller has not received any verbal or written notice that such customer (i) intends to terminate or materially reduce its purchases from Seller, or materially alter the terms of such purchases, whether by reason of the consummation of the transactions contemplated hereby or otherwise, or (ii) will imminently (A) be subject to the initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization by or against such customer, or (B) generally assign its assets for the benefit of its creditors.
     (c) With respect to the ten largest suppliers of Seller for the Latest Calendar Year (based upon aggregate payments by Seller to such suppliers and as listed on Schedule 5.23(c)), to the Knowledge of the Seller, Seller has not received any verbal or written notice that such supplier intends to discontinue or materially diminish its relationship as a supplier to Seller, or materially alter the terms of such relationship, whether by reason of the consummation of the transactions contemplated hereby or otherwise.
          Section 5.24 Product Warranties; Warranty Claims. Attached hereto as Schedule 5.24 are true, complete and accurate copies of the standard forms of product warranty or guaranty issued directly by Seller during each of the past two years with respect to the products and services of Seller. During the past two years, no other product warranty or guaranty has been expressly issued by Seller. Except as set forth on Schedule 5.24 hereto, there are no existing or, to the Knowledge of the Seller, threatened claims against Seller that any of its goods are defective, or that the goods or services manufactured, sold or provided by Seller fail to meet any product or service warranties of any applicable standard or the specifications of any foreign, federal, state, or local authority which involve or, to the Knowledge of the Seller, could reasonably be expected to involve a cost to Seller which in the aggregate for all such claims exceeds or could reasonably be expected to exceed $25,000. Except as provided in Schedule 5.24, Seller has not issued any recalls of products sold by it during the past five years.

          Section 5.25 Receivables and Notes Receivable. Schedule 5.25 sets forth an aging schedule for all Receivables and notes receivable owing to Seller as of April 15, 2010, listed in alphabetical order and then by days outstanding. Except as set forth on Schedule 5.25 and after taking into account the allowance for uncollectible Receivables and notes receivable, to the extent set forth on the NWC Statement, all the Current Receivables and notes receivable owing to Seller as of the date hereof constitute, and as of the Closing will constitute, valid and enforceable claims arising from bona fide transactions in the Ordinary Course of Business, and, to the Knowledge of Seller, there are no asserted claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on Schedule 5.25, as of the date hereof, there is (i) to the Knowledge of Seller, no account debtor or note debtor that has refused or, to the Knowledge of the Seller, threatened to refuse to pay its obligations under any Receivable for any reason, (ii) no account debtor or note debtor in respect of any Current Receivable that is insolvent or bankrupt, and (iii) no Current Receivable or note receivable pledged to any third party by Seller.
          Section 5.26 Accounts and Notes Payable. Schedule 5.26 sets forth an aging schedule for all accounts payable and notes payable by Seller as of April 15, 2010, listed in alphabetical order and identified as aged by less than 30 days, less than 60 days, less than 90 days and 90 days and over for the accounts payable and listed by note for the notes payable. Except as set forth on Schedule 5.26, all accounts payable and notes payable by Seller to third parties as of the date hereof arose, and as of the Closing Date have arisen, in the Ordinary Course of Business.
          Section 5.27 Inventories. Schedule 5.27(a) sets forth a schedule for all Inventories of Seller as of April 15, 2010. All of such Inventories are usable and of merchantable quality. The aggregate Inventory specifically identified by Seller as satisfying a specific State of California or other governmental product specification does not include any items which are below such specification, and the aggregate Inventory specifically identified by Seller as satisfying any customary quality control standards does not include any items which are below such standards. Except as set forth in Schedule 5.17(b) and 5.27(c), the aggregate Inventory includes no items which are of a quality or quantity not usable or, in the case of finished goods, salable in the normal course of business (it being understood that all Inventory shall have remaining shelf life of at least 120 days, which is the shelf life required by Seller’s customers; and no such Inventory is (a) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, (b) an item that may not, under such Act, be introduced into interstate commerce, and (c) adulterated or misbranded within the meaning of or in violation of any disclosure or warning required under the pure food and drug or health, safety or environmental laws, regulations or ordinances of any state or other government authority which are applicable to such shipment or delivery). The value of Inventory of Seller is reported consistent with Seller’s past practice.
          Section 5.28 Disclosure. Neither this Agreement, any of the schedules, attachments or exhibits hereto, nor any other written material delivered to the Purchaser or any of its respective directors, officers, employees, representatives or agents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading. There is no fact that has not been disclosed to the parties referred to above of which Seller is aware and which constitutes or could reasonably be anticipated to result in a Material Adverse Effect with respect to Seller.
          Section 5.29 Closing Date. All of the representations and warranties contained in this Article V, including the Schedules hereto, are true and correct on the date of this Agreement and shall be true and correct on the Closing Date (other than such representations and warranties that specifically relate to an earlier date, which need only be true and correct as of such date). For informational purposes only, and at a minimum of three Business Days prior to the Closing Date, the Seller may advise the Purchaser in writing of changes to the Seller’s disclosure schedules (each, a “Schedule Update”); provided that the delivery of any notice pursuant to this Section 5.29 shall not limit or otherwise affect the remedies available hereunder to the Purchaser, or the representations or warranties of the Seller, or the conditions to the obligations of the Purchaser; provided, that, for the purposes of the indemnification provisions set forth in Article VIII, the Purchaser Indemnified Persons’ right to indemnification with respect to the matters set forth in such notice, as set forth in Article VIII, shall be waived if (a) any such notice identifies a fact that arises after the date of this Agreement, (b) the Seller expressly acknowledges in writing that the Purchaser has the right to terminate this Agreement pursuant to Section 7.1(c) by reason of such notice, and (c) the Purchaser elects not to terminate this Agreement and proceeds with the Closing.
          Section 5.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Seller nor any other Person makes any other express or implied representation or warranty with respect to the Seller or the transactions contemplated by this Agreement, and the Seller disclaims any other representations or warranties, whether made by any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article V, the Seller hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Purchaser by any director, officer, employee, agent, consultant, or representative of the Seller). The Seller makes no representations or warranties to the Purchaser regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Seller.
ARTICLE VI — REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     As a material inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller that, as of the date hereof (other than representations and warranties that specifically relate to an earlier date, which representations and warranties are hereby made as of such date):

          Section 6.1 Organization. The Purchaser is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of the State of Delaware.
          Section 6.2 Authorization of Transactions. The Purchaser has all requisite organizational power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The board of directors of the Purchaser has duly approved and authorized the Transaction Documents and has duly approved and authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. No other corporate or other proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. As of the Closing, all Transaction Documents will have been duly executed and delivered by the Purchaser and will constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms.
          Section 6.3 Absence of Conflicts. The execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Purchaser do not and shall not (a) conflict with or result in any breach of any of the terms, conditions, or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to modify, terminate, or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any third party, court or administrative or other governmental body or agency under, the provisions of the articles of incorporation or bylaws or similar organizational documents, as applicable, of the Purchaser or any material Contract to which the Purchaser is bound or affected, or any Applicable Law to which the Purchaser is subject or any material judgment, order, or decree to which the Purchaser is subject.
          Section 6.4 Litigation. There is no written claim, suit, action, proceeding or governmental investigation, pending or, to the Knowledge of the Purchaser, threatened against the Purchaser, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to materially and adversely affect or restrict the Purchaser’s ability to consummate the transactions contemplated hereby.
          Section 6.5 Brokerage. There are no brokerage commissions, finders’ fees, or similar compensation due in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.
          Section 6.6 Financing. Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price.

          Section 6.7 Closing Date. All of the representations and warranties contained in this Article VI, including the Schedules hereto, are true and correct on the date of this Agreement and shall be true and correct on the Closing Date (other than such representations and warranties that specifically relate to an earlier date, which need only be true and correct as of such date).
          Section 6.8 Due Diligence. The Purchaser has been afforded the opportunity prior to executing and delivering this Agreement to conduct a due diligence investigation of Seller. To the knowledge of the Purchaser, based solely on (a) information provided to it by the Seller during the course of its due diligence investigation (and without acknowledging the completeness or sufficiency of any such information) and (b) other information obtained by the Purchaser during such investigation, there has been no breach by the Seller of any of their representations or warranties under this Agreement.
ARTICLE VII — TERMINATION
          Section 7.1 Termination. This Agreement may be terminated at any time before the Closing:
     (a) by mutual written consent of the Seller and the Purchaser;
     (b) by the Seller (i) if there has been a material breach by the Purchaser of any of the representations, warranties, or covenants set forth in this Agreement which the Purchaser fails to cure within 10 Business Days after written notice is given by the Seller (except no cure period shall be provided for a breach which by its nature cannot be cured) or (ii) if events have occurred which have made it impossible to satisfy a condition precedent to the Seller’s obligations to consummate the transactions contemplated hereby, unless the Seller’s willful or knowing breach of this Agreement has caused the condition to be incapable of being satisfied;
     (c) by the Purchaser (i) if there has been a material breach by the Seller of any of the representations, warranties, or covenants set forth in this Agreement which the Seller fails to cure within 10 Business Days after written notice thereof is given by the Purchaser (except no cure period shall be provided for a breach which by its nature cannot be cured) or (ii) if events have occurred which have made it impossible to satisfy a condition precedent to the Purchaser’s obligations to consummate the transactions contemplated hereby, unless the Purchaser’s willful or knowing breach of this Agreement has caused the condition to be incapable of being satisfied;
     (d) by the Seller or the Purchaser if the Closing has not occurred on or before June 24, 2010; provided, however, that neither the Seller nor the Purchaser shall be entitled to terminate this Agreement pursuant to this Section 7.1(d) if any such Party’s willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or before such time; or
     (e) by the Purchaser or the Seller by notice to the other if a final nonappealable order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award permanently enjoining, restraining, or otherwise prohibiting the Closing shall have been issued by a governmental body of competent jurisdiction.
          Section 7.2 Effect of Termination. The rights of termination under Section 7.1 are in addition to any other rights the Purchaser or the Seller may have under this Agreement and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Purchaser and the Seller under this Agreement will terminate, except that the obligations in this Section 7.2, Section 9.1, Section 9.3, Section 10.9, Section 10.10 and Section 10.12 shall survive; provided, however, (a) if this Agreement is terminated by the Purchaser because of a breach of this Agreement by the Seller or because one or more of the conditions to the Purchaser’s obligations under this Agreement is not satisfied as a result of any of the Seller’s failure to comply with their respective obligations under this Agreement, the Purchaser’s right to pursue remedies (consistent with this Agreement) will survive such termination unimpaired; and (b) if this Agreement is terminated by the Seller because of a breach of this Agreement by the Purchaser or because one or more of the conditions to the Seller’s obligations under this Agreement is not satisfied as a result of the Purchaser’s failure to comply with its obligations under this Agreement, Seller’s right to pursue remedies (consistent with this Agreement) will survive such termination unimpaired.
ARTICLE VIII — INDEMNIFICATION AND RELATED MATTERS
          Section 8.1 Indemnification Generally.
     (a) From and after Closing, Seller agrees to indemnify the Purchaser Indemnified Persons for, and hold each of them harmless from and against, any and all Losses resulting from, arising out of, or caused by, any of the following (each, a “Purchaser Indemnification Event”):
     (i) the inaccuracy or breach of any representation or warranty of the Seller contained in this Agreement, the Escrow Agreement, or any certificate delivered by the Seller in connection herewith or therewith at the Closing;
     (ii) the breach by the Seller of any agreement or covenant of the Seller contained in this Agreement or the Escrow Agreement;
     (iii) the failure of the Seller to timely pay, perform or discharge any Retained Liability;
     (iv) any Excluded Asset;

     (v) any failure to comply with the terms and conditions of any applicable bulk sales or bulk transfer or similar laws that may be applicable to the sale or transfer of the Acquired Assets; or
     (vi) any Loss arising out of or due to a breach of the Westamerica Equipment Leases resulting from the assignment of such leases to Purchaser without the consent of the lessor thereunder.
     (b) From and after the Closing, the Purchaser shall indemnify the Seller (and with respect to clause (v) below, the Shareholders) for, and hold them harmless from and against, any and all Losses resulting from any of the following (each, a “Seller Indemnification Event”):
     (i) the inaccuracy or breach of any representation or warranty of the Purchaser contained in this Agreement, the Escrow Agreement or any certificate delivered by the Purchaser in connection herewith or therewith at the Closing;
     (ii) the breach by the Purchaser of any agreement or covenant of the Purchaser contained in this Agreement or the Escrow Agreement;
     (iii) the failure of the Purchaser to timely pay, perform or discharge any Assumed Liability;
     (iv) ownership of the Acquired Assets or the operation by the Purchaser of its business subsequent to the Closing; or
     (v) other than Losses covered by Section 8.1(a)(vi), any Loss arising out of or due to a breach after Closing of the Westamerica Equipment Leases of any covenant applicable to the lessee thereunder.
     (c) From and after the Closing, Stephen J. Kerr, John Potter and Matthew I. Friedrich, solely as Trustee of the Payton Potter 2007 Irrevocable Trust, agree to jointly and severally indemnify and defend the Purchaser Indemnified Persons for, and hold each of them harmless from and against, any and all Losses resulting from, arising out of, or caused by intentional fraud related to this Agreement or the transactions contemplated hereby committed by any of the Shareholders (a “Shareholder Indemnification Event”).
          Section 8.2 Notice and Defense of Third Party Claims. The obligations and liabilities of the Indemnifying Persons with respect to Claims resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:
     (a) The Indemnified Persons shall give prompt written notice to the Indemnifying Persons of any Third Party Claim which might give rise to a Claim by the Indemnified Persons against the Indemnifying Persons based on the agreements contained in Section 8.1, stating the nature and basis of said Third Party Claim, and the amount thereof to the extent known.
     (b) Except to the extent such Third Party Claim relates to the audit and/or litigation of any Tax Return, or the determination of a Shareholder Indemnification Event, the Indemnifying Persons will have the right to participate in or, if the Indemnifying Persons shall acknowledge in a writing delivered to the Indemnified Persons that the Indemnifying Persons shall be obligated under the terms of their indemnity hereunder in connection with such Third Party Claim (the “Acknowledgement”), then the Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel (reasonably satisfactory to the Indemnified Persons); provided, however, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim if (i) such Third Party Claim seeks damages in an amount in excess of the Cap Amount, or (ii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Persons and the Indemnifying Persons and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Persons) that there are one or more legal or equitable defenses available to them which are different from or addition to those available to Indemnifying Persons.
     (c) Except to the extent such Third Party Claim relates to the audit and/or litigation of any Tax Return, or the determination of a Shareholder Indemnification Event, if the Indemnifying Persons make an Acknowledgment, but decline to assume any such defense, they shall be liable for all reasonable and documented costs and expenses of investigating and defending such Third Party Claim, including reasonable fees and disbursements of counsel; provided, that the Indemnified Persons shall not consent to settle, compromise or offer to settle or compromise any such Third Party Claim without the written prior consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
     (d) Except to the extent such Third Party Claim relates to the audit and/or litigation of any Tax Returns, or the determination of a Shareholder Indemnification Event, if the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, they shall not make any settlement of any claims without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
     (e) The Indemnifying Persons and the Indemnified Persons shall use commercially reasonable efforts to minimize losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such Third Party Claims. Each Party agrees that it shall cooperate with the other Party in the defense of any Third Party Claim and shall furnish any documents and endeavor to make available any witnesses under its control (subject to any applicable confidentiality agreements or claims of attorney-client privilege and with out-of-pocket expenses to be paid by the party so requesting).

     (f) To the extent such Third Party Claim relates to the audit and/or litigation of any Tax Returns, or the determination of a Shareholder Indemnification Event, the Indemnified Persons shall not consent to settle, compromise or offer to settle or compromise any such Third Party Claim without the written prior consent of the Indemnifying Persons, which consent shall not be unreasonably withheld, conditioned or delayed.
     Section 8.3 Survival.
     (a) Subject to the further provisions of this Section 8.3, the representations and warranties of the Seller contained in Article V and the representations and warranties of the Purchaser contained in Article VI shall survive the Closing Date for a period of 18 months after the Closing Date; provided, however, that the representations and warranties of the Seller contained in Sections 5.1, 5.2, 5.11, 5.14, 5.16 and 5.27 and the representations and warranties of the Purchaser contained in Sections 6.1, 6.2, and 6.5 shall survive the Closing Date until the final day of Fiscal 2011.
     (b) The indemnification contained in clause (iii), (iv) and (v) of Section 8.1(a) and clause (iii) and (iv) of Section 8.1(b) shall survive the Closing Date and continue in full force and effect until the final day of Fiscal 2011.
     (c) The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of Applicable Law; provided, however, that no claim shall be made under Section 8.1(a)(ii) more than 18 months after the Closing Date. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.” No claim shall be made under Section 8.1 after the applicable Survival Date. Notwithstanding the foregoing, any claims based on intentional fraud shall survive the Closing Date without any time limit. No claim shall be brought under Section 8.1 unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (ii) written notice pursuant to Section 8.2 of any Third Party Claim, the existence of which might give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to pursue such claims subsequent to the Survival Date for the enforcement of their rights under Section 8.1.
     Section 8.4 Indemnification Limits.
     (a) The Seller or the Shareholders shall not be liable to the Purchaser Indemnified Persons in respect of any indemnification pursuant to Sections 8.1(a)(i) or Section 8.1(a)(ii) until the aggregate Losses of the Purchaser Indemnified Persons pursuant to such Sections exceeds an amount equal to

$200,000 (the “Basket Amount”) and then only to the extent of the amount of Losses in excess of the Basket Amount; provided, however, that the Basket Amount shall not apply to claims for indemnification based on (i) breaches of the representations and warranties set forth in Sections 5.1, 5.2, 5.11 or 5.14, (ii) intentional fraud, (iii) Losses related to Retained Liabilities; or (iv) any claim under Section 9.8.
     (b) The Parties acknowledge and agree that the maximum aggregate liability of the Seller pursuant to Sections 8.1(a) (inclusive of the Escrow Amount) shall not exceed $5,500,000 plus 18.6% of any Earn Out Payment that may become due (the “Cap Amount”); provided, however, that the Cap Amount shall not apply to claims for indemnification based on intentional fraud or claims under Section 8.1(a)(vi).
     (c) Notwithstanding any provision to the contrary contained in this Agreement, the Seller shall be under no liability to indemnify any Purchaser Indemnified Person under this Article VIII and no claim under Article VIII of this Agreement shall be made to the extent, but only to the extent, that (x) a reserve was made for the matter giving rise to the claim in, or noted in, or taken account of in, the NWC Statement and (y) such reserve or other amount was taken into account in determining the Net Working Capital.
     (d) For purposes of this Section 8.4, once a determination has been made that a specific breach of a representation, warranty, covenant or agreement has occurred for purposes of the indemnification obligations hereunder, the calculation of Losses with respect to such specific breach shall be made without regard to any limitation or qualification as to materiality set forth in such representation warranty, covenant or agreement.
     (e) Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price to the extent allowable under Applicable Law. Any indemnity payment under this Agreement shall be decreased by (i) any Tax benefit to the Indemnified Persons resulting from the Loss giving rise to the indemnification obligation and (ii) any amounts actually received by the Indemnified Persons under third party insurance policies with respect to such Loss prior to the time payment by the Indemnifying Person is due and payable under this Agreement, net of any deductibles or co-payments paid by such Indemnified Person under the relevant insurance policy, any “retro-premium” obligations in connection with such Loss and any costs incurred by such Indemnified Person in procuring such payment under such policy (the “Net Insurance Proceeds”), each Party agreeing (i) to use commercially reasonable efforts to recover all available insurance proceeds and (ii) to the extent that any indemnity payment under this Agreement has been paid by the Indemnifying Person to or on behalf of the Indemnified Person prior to the receipt, directly or indirectly, by the Indemnified Person of any Net Insurance Proceeds under third party insurance policies on account of such Loss which duplicate, in whole or in part, the payment made by the Indemnifying Person to or on behalf of the Indemnified Person, the Indemnified Person shall remit to the Indemnifying Person an amount equal to the amount of the Net Insurance Proceeds actually received by the Indemnified Person on account of such Loss which duplicate, in whole or in part, the payment made by the Indemnifying Person to or on behalf of the Indemnified Person.
     (f) From and after the Closing, resort to indemnification pursuant to this Article VIII and the Escrow Agreement shall be the exclusive right and remedy of Purchaser Indemnified Persons for any Loss arising out of or related to any breach of, or dispute or claim relating to, this Agreement or to the transactions contemplated by this Agreement or any matter that is otherwise indemnifiable hereunder if the transactions contemplated hereby are consummated or that constitutes a claim or cause of action against Seller. Except for claims for equitable relief and claims with respect to intentional fraud solely against the Person or Persons committing or alleged to have committed such intentional fraud, recovery from the Escrow Fund and 18.6% of any Earn Out Payment that may become due to Seller shall be the sole and exclusive remedy of the Purchaser Indemnified Persons for any breach of, or dispute or claim relating to, any provision of this Agreement or any matter that is otherwise indemnifiable hereunder if the transactions contemplated hereby are consummated or that constitutes a claim or cause of action against Seller; it being understood that once any Escrow Funds or Earn Out Payments are distributed to the Seller or the Shareholders such amounts shall no longer be available to indemnify the Purchaser Indemnified Persons.
ARTICLE IX — ADDITIONAL AGREEMENTS
          Section 9.1 Press Releases and Announcements. Prior to the Closing Date, no press releases or public statements related to this Agreement and the transactions contemplated hereby, or other announcements to the employees, customers, or suppliers of Seller shall be issued by the Seller or the Purchaser or their respective Affiliates without the mutual approval of the other Parties, except for any public disclosure which any Party in good faith believes is required by Applicable Law. Notwithstanding to above, Purchaser shall specifically be authorized to independently make any and all necessary filings with the Securities and Exchange Commission.
          Section 9.2 Further Assurances. The Parties shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm, or evidence the consummation of the transactions contemplated hereby.
          Section 9.3 Expenses. The Seller and the Purchaser shall pay all of their or its own fees, costs, and expenses (including, without limitation, fees, costs and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives and consultants and appraisal fees, costs, and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of their or its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.
          Section 9.4 Bulk Sales Waiver. The Purchaser and the Seller hereby waive compliance with the terms and conditions of any applicable bulk sales or bulk transfer law or similar laws that may be applicable to the sale or transfer of the Acquired Assets.
          Section 9.5 Employee Matters
     (a) Except for the employees listed on Schedule 9.5(a), Purchaser will offer at-will employment to all individuals employed by Seller as of the Closing Date. For all such employment offers that are accepted, employment will commence effective on the day following the Closing Date. The terms and conditions of Purchaser’s offers of employment to the employees of Seller will provide that each employee will be eligible to receive salary (and benefits under Purchaser’s employee compensation and benefits plans) which are comparable to those provided by Purchaser as of immediately prior to the Closing to Purchaser’s similarly-situated employees. All such employees who accept Purchaser’s offer of employment (“Transferred Employees”) will be eligible to participate in Purchaser’s standard, existing employee benefit plans and shall receive credit for their years of service to Seller as provided for in Section 9.5(b). Seller shall terminate the employment of all Transferred Employees effective immediately prior to the Closing, in accordance with all Applicable Laws and applicable agreements with such employees.
     (b) With respect to Transferred Employees, (i) each such Transferred Employee will receive credit for purposes of eligibility to participate and vesting under Purchaser’s employee benefit plans for years of service with Seller (or any ERISA Affiliate of Seller) prior to the Closing Date, and (ii) Purchaser will make all commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group pension, health, life, accident or disability plans of Purchaser or its subsidiaries in which such Transferred Employees and their eligible dependents will participate to be waived and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.
     (c) Seller and its Affiliates shall be responsible for complying with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any qualifying event that occurs prior to or on the Closing Date affecting its employees (including the Transferred Employees) and their qualified beneficiaries by reason of any such employees’ termination of employment with Seller or any of its Affiliates during any period on or prior to the Closing (including as a result of the consummation of the transactions contemplated by this Agreement.

     (d) The provisions contained in this Section 9.5 with respect to employees of Seller are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any such employees, former employees, any participant in any Plan or any beneficiary thereof or any right to continued employment with Seller or Purchaser, nor require Purchaser or any Affiliate of Purchaser to continue or amend any particular benefit plan after the Closing Date for Transferred Employees, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.
          Section 9.6 Post-Closing Collection of Receivables. If, following the Closing, any amounts are received by the Purchaser from an account debtor in respect of any Non-Current Receivable, the Purchaser shall remit promptly to the Seller all amounts so collected. Any amounts received after the Closing by the Seller from an account debtor in respect of a Current Receivable shall be remitted promptly to the Purchaser. Any payment received by either the Seller or the Purchaser by an account debtor with respect to a receivable shall be applied to Non-Current Receivables or Current Receivables as directed by such account debtor.
          Section 9.7 Use of Seller; Name Change. Within ten days after the Closing, the Seller shall cause the corporate name of Seller to be changed from Orchard Valley Harvest, Inc.
          Section 9.8 Certain Tax Matters. All real property, personal property and other ad valorem Taxes (“Property Taxes”) levied with respect to the Acquired Assets for a Tax period that begins before or on and ends after the Closing Date (a “Straddle Period”) shall be apportioned between Seller and Purchaser ratably based on the number of days in such Straddle Period prior to and including the Closing Date and the number of days in such Straddle Period after the Closing Date. Upon receipt of any bill for such Property Taxes, Purchaser or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 3.5 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Section 9.8, the applicable party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
          Section 9.9 Post-Closing Access to Records. For a period of five years following the Closing, the Purchaser shall maintain intact the business records transferred to it by Seller and, upon reasonable prior notice, shall give the Seller and its representatives reasonable access to such records during normal business hours if and to the extent necessary for the prosecution or defense of any matter, preparation and amendment of tax returns, tax audits, and the preparation and filing of any other documents required by any governmental body.

ARTICLE X — MISCELLANEOUS
          Section 10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Purchaser and the Seller. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
          Section 10.2 Notices. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing pursuant hereto, be sent to the address or telecopy number indicated below:

Notices to the Seller	with copies to:

James Graham	Matthew I. Friedrich
Orchard Valley Harvest, Inc.	Petrulakis Jensen & Friedrich, LLP
2909 Coffee Road, Suite 12	1130 12th Street, Suite B
Modesto, California 95350	Modesto, California 95354
Facsimile:	Facsimile: (209) 522-0700

Notices to the Purchaser	with copies to:

Michael Valentine	Robert M. Mintz
John B. Sanfilippo & Son, Inc.	Stahl Cowen Crowley Addis LLC
1703 N. Randall Road	55 West Monroe St., 12th Floor
Elgin, Illinois 60123	Chicago, Illinois 60603
Facsimile (866) 610-1299	Facsimile (312) 253-3451
          Section 10.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that the Purchaser may assign, in whole or in part, its rights and obligations under this Agreement to one or more of its Affiliates; provided, however, that no such assignment shall relieve Purchaser of any of its obligations under this Agreement.
          Section 10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
          Section 10.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
          Section 10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
          Section 10.7 Entire Agreement. This Agreement and the other Transaction Document and each agreement executed contemporaneously with the execution of this Agreement contain the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
          Section 10.8 Counterparts; Facsimile Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but both of which taken together shall constitute one and the same instrument. Signatures of a Party to this Agreement or other documents executed in connection herewith which are sent to the other Parties by facsimile transmission or by electronic mail in “portable document format” (“pdf.”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory Party.
          Section 10.9 Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Illinois.
          Section 10.10 Submission to Jurisdiction; Choice of Forum. Each of the Parties submits to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in the City of Chicago, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Nothing in this Section 10.10 however shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment (after giving effect to any timely appeals) in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
          Section 10.11 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties and the Indemnified Persons and their respective successors and permitted assigns, any rights or remedies under or by virtue of this Agreement.
          Section 10.12 Waiver of Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
* * * * *

          IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first written above.

SELLER: ORCHARD VALLEY HARVEST, INC.
By:	/s/ Stephen J. Kerr
Stephen J. Kerr, President

By:	/s/ John Potter
John Potter, Vice President

PURCHASER: JOHN B. SANFILIPPO & SON, INC.,
By:	/s/ Jeffrey T. Sanfilippo
Jeffrey T. Sanfilippo, Chairman and
Chief Executive Officer

ACCOMMODATION PARTIES
AS TO ARTICLE VIII:

/s/ Stephen J. Kerr
Stephen J. Kerr

/s/ John Potter
John Potter

/s/ Matthew I. Friedrich
Matthew I. Freidrich, solely as
Trustee of the
Payton Potter 2007
Irrevocable Trust